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                                                                   EXHIBIT 23(A)

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Metro Bancshares Inc.:

We consent to the incorporation by reference in the registration statement on Form S-4 of North Fork Bancorporation, Inc. of our report dated October 20, 1993, relating to the consolidated statements of financial condition of Metro Bancshares Inc. and subsidiary as of September 30, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1993, which report is incorporated by reference in the 1993 Annual Report on Form 10-K of Metro Bancshares Inc., and to the reference to our firm under the heading "Experts" in the registration statement.

                                          KPMG PEAT MARWICK LLP

Jericho, New York
September 28, 1994